Exhibit 99.4

From:	Kristen O’Hara

15 Dusenberry Road

Bronxville, NY 10708

USA

To:	Arrival Group

1, rue Peternelchen, L-2370 Howald

Grand Duchy of Luxembourg

(“Arrival Group”)

Re: Consent to be Named as a Director Nominee

Dear Sirs,

In connection with the filing by Arrival Group of the Registration Statement on Form F-4 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Arrival Group in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

[Signature page follows]

Executed in February on 05 2021.

/s/ Kristen O’Hara
Kristen O’Hara